Exhibit 10.1

September 4, 2015

Matt:

On behalf of the Board of Directors of DGSE Companies, Inc. (the “Board”), I am pleased to offer you the positions of Chief Executive Officer, President and Chairman of the Board at DGSE Companies, Inc. This position will report directly to the Board of Directors.

The Board would like to extend to you the following compensation and benefits, beginning on your starting date:

•	Salary: Annual gross starting salary of $315,000, paid in biweekly installments by your choice of check or direct deposit

•	Performance Bonus: Up to twenty-five percent (25%) of your annual gross salary based on achievement of goals, annually agreed upon by the Board.

•	Equity: Participation in any equity compensation grants for senior management, commensurate or exceeding what other members of senior management receive

•	Benefits: You will be entitled to participate in all DGSE benefit plans for which you are eligible. While the plans offered may change from time to time during your employment we currently offer the following:

Vacation: 20 days per year

401(k): Available the 90 days following employment date

Health Insurance: Blue Cross Blue Shield

Dental Insurance: Met Life

Life and Disability Insurance: MetLife

Short and Long Term Disability

Sick leave

Additional statements of understanding:

•	This offer is pending approval by the Board, which is expected to occur on September 4, 2015

•	Your starting date will be September 16th, 2015.

•	Eligibility for DGSE Medical and Dental benefits begins the first month after 60 days of employment, which in this case will be December 2015. DGSE will reimburse you for any expense that you incur in the interim should you elect to continue coverage under your current employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

•	It is expected that the Board will empower me to negotiate an employment agreement with you, which will be consistent with the offer letter, but more fully cover all compensation, benefits, responsibilities and obligations of your role. Once agreed upon, any employment agreement will need to be approved by the Board, as it is constituted at that time. To the extent that the Board does not have a Compensation Committee at the time the agreement is approved, any such agreement will need to be ratified by the Compensation Committee, once such committee is reconstituted

Accepting this offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you, the Board, any shareholders, nor any third party has entered into any other contract regarding the terms or duration of your employment. As an at-will employee, either you or DGSE will be free to terminate your employment with the company at any time, with or without cause or advance notice. We look forward to your arrival at DGSE and are confident that you will play a critical role in our company’s future.

If you have any questions, please feel free to contact me at XXX-XXX-XXXX.

Sincerely,

/s/ BRETT BURFORD

Brett Burford

Chief Financial Officer, Director

Accept Job Offer

By signing and dating this letter below, I, Matthew Peakes, accept this job offer of Chief Executive Officer, President and Chairman of the Board, by DGSE Companies, Inc.

Signature:	/s/ MATTHEW PEAKES	Date:	September 4, 2015

Decline Job Offer

By signing and dating this letter below, I, Matthew Peakes, decline this job offer of Chief Executive Officer, President and Chairman of the Board, by DGSE Companies, Inc.

Signature:	Date: